Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
March 2, 2011	763-493-6370 / www.mocon.com

MOCON Announces Record Sales and Earnings for the Fourth Quarter and Year Ended 2010

MINNEAPOLIS, MN, March 2, 2011 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2010.

Net sales for the fourth quarter 2010 were $9,355,000, a new record for the Company, and an increase of 26 percent compared to $7,444,000 for the fourth quarter 2009.  Operating income increased 30 percent to $1,966,000 for the fourth quarter 2010 compared to $1,507,000 for the same period last year.  Net income for the fourth quarter 2010 was $1,476,000, a 32 percent increase compared to $1,122,000 in the fourth quarter 2009.  Diluted earnings per share were $0.27 in the fourth quarter 2010 compared to $0.21 for the same period in 2009.  Net sales for the year 2010 were $31,549,000, also a new record, and an increase of 18 percent compared to $26,638,000 for the year ended December 31, 2009.  Operating income increased 51 percent to $5,834,000 for the year 2010 compared to $3,863,000 for the same period prior year.  Net income and diluted earnings per share were $4,518,000 and $0.84, respectively, for the year 2010, increases of 55 percent and 58 percent, respectively, compared to $2,910,000 and $0.53 for the year 2009.

We experienced increased sales in all of our major product groups in the fourth quarter 2010 compared to fourth quarter 2009. We believe the increases were due primarily to pent-up demand from a soft 2009 as well as the extension of Federal tax incentives for purchases of capital equipment.  Sales of our permeation equipment and services, which accounted for 60 percent of total consolidated sales in the fourth quarter 2010, increased 34 percent compared to the same period in 2009.  This increase was predominantly in our domestic markets where we realized a 94 percent increase over the prior year.  Sales of our gas analyzer instruments, sensors and detectors product group, which accounted for 17 percent of our total consolidated sales in the fourth quarter 2010, increased 11 percent compared to the fourth quarter in 2009.  Sales of OEM sensors and detectors accounted for this increase, offset by a slight decrease in instrument sales.  Sales of our packaging products and services, which accounted for 16 percent of total consolidated sales in the fourth quarter 2010, increased 18 percent compared to the same period in 2009.

The increase in sales in the fourth quarter 2010, together with our continued strong and improved gross margins, were the main contributors to our operating income growth over the same quarter in 2009.  Our selling, general and administrative expenses were higher in the fourth quarter compared to the same quarter in the prior year primarily due to increased headcount, benefits and incentive compensation, sales commissions, and travel and marketing expense.  Our research and development expenses were slightly higher for this quarter compared to the same quarter last year due primarily to the emphasis on developing instruments for the food safety markets.

“We are extremely pleased and proud to report record sales and earnings for the fourth quarter and full year 2010.  Our mainstay product line consisting of permeation instruments and services accounted for the vast majority of the sales increase in both periods.  Both our domestic and foreign markets showed a nice improvement for the year as signs of an economic recovery became apparent.  With improved gross margins, a favorable product mix, and spending controls, we were able to show an after-tax return on sales in excess of 14 percent,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Sales
Products	$8,590	$6,918	$28,858	$24,792
Consulting services	765	526	2,691	1,846
Total sales	9,355	7,444	31,549	26,638

Cost of sales
Products	3,338	2,738	11,002	10,011
Consulting services	314	273	1,382	1,057
Total cost of sales	3,652	3,011	12,384	11,068

Gross profit	5,703	4,433	19,165	15,570

Selling, general and administrative expenses	3,193	2,518	11,195	9,859
Research and development expenses	544	408	2,136	1,848
Operating income	1,966	1,507	5,834	3,863

Other income	52	46	629	366
Income before income taxes	2,018	1,553	6,463	4,229

Income taxes	542	431	1,945	1,319

NET INCOME	$1,476	$1,122	$4,518	$2,910

Net income per common share:
Basic	$0.28	$0.22	$0.87	$0.54
Diluted	$0.27	$0.21	$0.84	$0.53

Weighted average common shares outstanding:
Basic	5,252	5,170	5,209	5,393
Diluted	5,477	5,233	5,364	5,458

BALANCE SHEET DATA: (unaudited)

	December 31, 2010	December 31, 2009
Assets:
Cash and marketable securities	$8,014	$13,764
Accounts receivable, net	6,096	4,683
Inventories	4,141	4,265
Other current assets	1,148	994
Total current assets	19,399	23,706
Marketable securities, noncurrent	4,388	567
Property, plant and equipment, net	2,843	1,655
Investment in affiliated company	3,313	—
Other assets, net	4,396	4,399

Total assets	$34,339	$30,327

Liabilities and Stockholders’ Equity:
Total current liabilities	$5,632	$4,088
Total noncurrent liabilities	298	257
Stockholders’ equity	28,409	25,982

Total liabilities and stockholders’ equity	$34,339	$30,327